Exhibit 10.6

Date:	April 8, 2026

To:	Rodger Schwecke

From:	Caroline Winn

Subject:	Retention Agreement and Confirmation of Exception to Age 65 Retirement

Due to compelling business reasons, Southern California Gas Company (SoCalGas) desires to extend your mandatory retirement date until October 1, 2026 (Retirement Date). Effective April 18, 2026, you agree to assume the role of President of SoCalGas on an interim basis, in addition to your position of Chief Operating Officer. As a result of the extension of your mandatory retirement date, you are no longer eligible to participate in the 2026 Voluntary Retirement Enhancement Program (“2026 VREP”), in which you previously elected to participate. In recognition of this change and in consideration of your agreement to remain employed through the Retirement Date, SoCalGas will provide you with a monetary incentive in the total amount of $150,000, subject to applicable taxes and withholdings.

You may accept this offer by signing below and returning a signed copy to me.
1.Continued Employment Requirement
You must remain an active, full-time, regular employee of SoCalGas in good standing through the Retirement Date. If, prior to that date, SoCalGas reassigns or transfers you to a lateral position with different responsibilities, you will remain eligible for the retention payment described below, provided all other conditions of this Agreement are met. You agree that a transfer or reassignment of your position prior to your Retirement Date, will not trigger payment under your Severance Pay Agreement, dated March 1, 2023.

You will not be eligible for the retention bonus if you do not remain employed with SoCalGas through the end date of the retention period under any of the following circumstances: (a) because you resign; (b) due to your death or inability to perform the essential functions of your job, with or without accommodation, due to disability; or, (c) because the company terminates your employment for Cause. “Cause” for purposes of this agreement shall mean: (a) conviction of a crime of moral turpitude; (b) willful neglect of duties; or, (c) misconduct in the course and scope of employment.

2.Retention Bonus Amount and Payment Date
You will earn a retention bonus in the amount of $150,000 upon satisfying the requirements set forth above through the Retirement Date. Payment will be made within 15 business days following the end of the retention period.

3.Prior VREP Agreement
You acknowledge and agree that you are not eligible for the 2026 VREP and your prior election to participate is revoked.

The retention bonus payment will not be benefits attracting, which means that it will not be included in the basis for calculating incentive compensation or for pension benefits, nor can it be deferred under the company’s deferred compensation plans.

Sincerely,
/s/ Caroline Winn
Caroline Winn, Executive Vice President and Chairman of the Board

By my signature below, I agree that I have reviewed and accepted the terms of this Agreement and that I understand that this Agreement does not alter my at-will employment status.

/s/ Rodger R. Schwecke	04/08/2026
Rodger R Schwecke	Date

CC: Personnel File